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                                                                   EXHIBIT 10.03
                              MANAGEMENT AGREEMENT

                                     BETWEEN

                             CELLO MANAGEMENT CORP.

                                       AND

                                 WENDCELLO CORP.



            MANAGEMENT AGREEMENT made this 2nd day of July 1990, by and between CELLO MANAGEMENT CORP., a New York corporation having an office at 11 North Main Street, Cortland, New York (hereafter, "Management Corp.") and WENDCELLO
CORP., a New York corporation having an office c/o Programming and Systems, Inc., 269 West 40th Street, New York, N.Y. 10018 (hereafter, "Wendcello").

                                    RECITALS

            WHEREAS, Wendcello purchased and presently owns the six (6) Wendy's Old Fashioned Hamburgers Restaurants in the geographic area in proximity to Monticello, New York as set forth on Exhibit A attached hereto and made a part hereof (the "Restaurants"); and

            WHEREAS, the Restaurants are to be managed and operated in accordance with the terms of those certain franchise agreements dated of even date herewith in which Wendcello is the Franchisee and Wendy's International, Inc. is the Franchisor, (the "Franchise Agreements"); and
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            WHEREAS, Wendcello desires to enter into this Agreement so that
Management Corp. will provide the management and supervision of the Restaurants' day-to-day operations of the business upon the terms and subject to the conditions hereinafter set forth; for the purposes of this Agreement, the term "Business" shall mean all operations now or hereafter conducted by or on behalf of Wendcello with respect to the Restaurants and all related activities; and

            WHEREAS, throughout the term of this Agreement, Wendcello desires to continue to be the Franchisee of the Restaurants pursuant to the Franchise Agreements, and to own or lease the assets associated with the Restaurants and leasehold estates for the Restaurants;

            NOW, THEREFORE, in consideration of the mutual agreements and obligations set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   ENGAGEMENT

            1.1 Commencing on the date of this Agreement and subject to the terms and conditions set forth herein, Wendcello hereby engages Management Corp. to direct, conduct, manage and supervise the day-to-day operation of the Busi-


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ness as set forth in this Agreement, and Management Corp. hereby accepts such engagement.

            1.2 Management Corp. hereby agrees to manage and supervise the day-to-day operation of the Business so that the Restaurants are operated and maintained in a manner which complies with (i) the policies, standards and procedures set by the Franchisor from time to time in the operation of all Wendy's Old Fashioned Hamburgers Restaurants, (ii) the standards and requirements for the reputation and operation of the Restaurants as prescribed by the Franchise Agreements and (iii) all of the other terms of the Franchise Agreements.

            1.3 The term of this Agreement shall commence on the date of this Agreement (the "Effective Date") and, subject to the provisions of Article 5.3, below, shall continue so long as Wendcello remains in the Business.

                                   ARTICLE II

                   SERVICES TO BE PROVIDED BY MANAGEMENT CORP.

            2.1 Management Corp. shall provide, or cause to be provided, all necessary management, operational and consulting services with respect to the operation of the Restaurants. The Restaurants will be operated in Wendcello's name, the employees shall be employees of Wendcello, pur-


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chases shall be made in Wendcello's name and all the activities shall be carried on by the Management Corp. in Wendcello's name.

            2.2 Management Corp. shall maintain, or provide for the maintenance of, all records pertaining to the day-to-day operation of the Business (including all reports to Wendcello and the Franchisor and all payroll and tax returns of every kind except income tax returns which shall be prepared and filed by Wendcello's parent corporation) at its principal office at 11 N. Main Street, Cortland, New York, all of which shall be available for inspection, examination, and copying at all times by one or more duly authorized representatives or agents of Wendcello.

            2.3 Management Corp. shall not conduct any business other than the Business.

                                   ARTICLE III

                             CORPORATE COMPENSATION

            3.1 A corporate officer, or director or third party may be employed in various corporate capacities by Wendcello or Management Corp. at salaries or such other compensation as shall be determined annually by resolution of the Board of Directors of Wendcello based upon agreement or business practice. The compensation of Management


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Corp.'s President, Harry Strang, shall be determined by Management Corp.

            3.2 In connection with any such employment by Wendcello or Management Corp., such person shall, within a reasonable time after the commencement of the Business, devote such time as may be reasonably necessary to promote and profitably operate the Business.

            3.3 In furtherance of the foregoing, the President of Wendcello and Management Corp., Harry Strang, shall devote his full time and effort to the Business and shall be compensated in a manner directly related to the corporation's financial results and in a manner acceptable under normal business standards, however, such compensation shall not be less than Seventy-Two Thousand ($72,000) Dollars per annum, which shall be paid entirely by Wendcello as an expense under Article IV hereof.

                                   ARTICLE IV

                             ALLOCATION OF EXPENSES

            4.1 All expenses relating to the operation, use, repair, management, ordinary and extraordinary costs associated with the operations of the Restaurants, as contemplated herein, shall be borne entirely by Wendcello.


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            4.2 All expenses in connection with the personnel of each
Restaurant, including salaries and other labor costs of all persons working in each Restaurant, shall be expenses of Wendcello.

            4.3 All ordinary and extraordinary expenses which are directly or indirectly related to the Restaurants or their operation, maintenance, repair, expansion or upkeep, shall be expenses of Wendcello, including, without limitation, the costs and expenses which Management Corp. is expressly authorized by this Agreement to incur on behalf of Wendcello.

            4.4 All costs, expenses and future obligations incurred and arising in connection with, among others, the acquisition of the leases, equipment, furnishings and franchise rights of the Restaurants shall be exclusively those of Wendcello. In addition, should Wendcello and Management Corp. jointly agree to exercise the Option to Purchase or the Right of First Refusal pertaining to the Restaurant sites, the parties shall agree before such exercise as to the manner in which the purchase costs, expenses and other disbursements involved in such purchases shall be arranged and the relative costs, risks and benefits of the parties participating in the exercise of such purchases. If Wendcello does not have sufficient funds for the exercise, and if institutional or private financing is insufficient to


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cover such cost, the necessary additional funds shall be contributed by
Wendcello's parent corporation, PSI Food Services Corp. (hereafter "PSIFSC") and Management Corp. to Wendcello in the ratio of 70 - 30, respectively.

            4.5 Further, Wendcello shall:

                  (a) retain the services of Lewis E. Topper and Jeffrey J. Coghlan in connection with certain consulting services to be rendered to it in accordance with the Consultation Agreement of even date herewith; and

                  (b) pay to Programming and Systems, Inc. ("PSI"), on a quarterly basis, an annual fee (the "Guarantee Fee") equal to one and one-half (1.5%) percent per annum of the corporate guarantee in the amount of $500,000 furnished by PSI to S & R Restaurants, Inc. as set forth in the Purchase and Sale Agreement between S & R Restaurants, Inc., as Seller and Wendcello Corp., as Buyer, relating to the purchase of the assets and leasehold estates for the Restaurants and which Agreement required the corporate guarantee of PSI. The annual Guarantee Fee shall be paid on a quarterly basis (25% of 1-1/2% of the lesser of $500,000 or the outstanding principal balance during such quarter of the loan guaranteed) beginning the date


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      hereof and continuing for so long as the Guarantee is outstanding.

            4.6 In February of each year, the parties hereto shall comply with the reasonable directions of Alvin Lipoff or such other person designated by Wendcello's shareholder(s) as to the timing of the payment of all expenses of Wendcello, which in the reasonable judgment of such person may be prepaid or deferred, including without limitation the prepayment of expenses which might otherwise be paid after February 28th and/or the reasonable deferral of expenses until after February 28th which might otherwise be paid in the month of February.

                                    ARTICLE V

                             JOINT BUSINESS DECISION

            5.1 Wendcello (by resolution of its Board of Directors) and Management Corp. shall jointly determine and be required to agree upon all decisions which are not in the ordinary course of the Business including, but not limited to, the following:

                  (a) any proposed sale, assignment or sublease of any Restaurant lease or site, or the proposed sale of all or substantially all of the assets of any Restaurant; or


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                  (b) any proposed purchase of any fee interest or leasehold estate in real property whether related or unrelated to the present Restaurants; or

                  (c) any proposed purchase of fixed assets or the making of any capitalized improvement to any real property owned or leased by Wendcello; or

                  (d) any proposed participation by Wendcello in the purchase of any interest in real property, whether in joint venture, partnership or other interparty association, including the exercise of the Purchase Option or Right of First Refusal with respect to or contained in any lease for any Restaurant site in connection with the purchase of a fee interest in any property upon which any of the Restaurants are located; or

                  (e) any proposed borrowing by Wendcello, including any financing for non-working capital purposes or for the purchase of any fee interest in any property upon which any of the Restaurants are located.

            5.2 Prior to the time that Wendcello's sole shareholder, PSIFSC, incurs any expenses or liability on behalf of Wendcello, other than its initial capitalization


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of $790,000, Management Corp. must approve of such expenditure, obligation or liability; the parties hereto expressly recognize Management Corp.'s right in this regard to the extent that any such expenditure, obligation and/or liability might reduce the Management Fees described in Article VI hereof.

            5.3 The parties recognize that PSIFSC and Management Corp. shall be obligated to fund Wendcello's pre-tax operating expenses on a monthly basis in the following ratio: 70 by PSIFSC and 30 by Management Corp.; the failure by either party to supply the monies required by Wendcello shall be deemed a breach of this Agreement. Upon the breach of the terms hereof by Management Corp., PSIFSC, on behalf of Wendcello, shall have the right to terminate this Agreement upon thirty (30) days prior written notice and upon indemnifying Management Corp., its officers, directors, principals and shareholders against any of their financial obligations hereunder. Upon the breach of the terms hereof by PSIFSC, Management Corp. shall have the right to buy-out PSIFSC's interest in Wendcello for a sum equal to its initial capitalization of Wendcello plus any additional sums contributed or guaranteed by it or PSI pursuant to the terms of this Agreement.


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                                   ARTICLE VI

                   MANAGEMENT FEES AND DISTRIBUTIONS TO PSIFSC

            6.1 Wendcello agrees to pay to Management Corp. the following fees in connection with the services rendered pursuant to the provisions of this
Agreement:

                  (a) an annual Basic Management Fee (the "Basic Management Fee") equal to thirty (30%) percent of the pre-tax cash flow generated from the operations of the Restaurants, said fee shall be estimated and paid quarterly 30 days after the close of each quarter beginning September 30, 1990 for the quarter ended August 31, 1990, and shall be adjusted for the fiscal year as set forth in ss.7.2 hereof; and

                  (b) an Incentive Management Fee (the "Incentive Management Fee") equal to thirty (30%) percent of any pre-tax net proceeds resulting from the sale or refinance of those assets presently owned by Wendcello relating to the Restaurants or other non-Restaurant related assets which may be acquired during the term of this Agreement, such fee to be payable thirty (30) days after any such event occurs; and

                  (c) at such time as Wendcello pays the Basic Management Fee and the Incentive Management Fee,


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      Wendcello shall pay to its sole shareholder, PSIFSC, as a compensatory fee and/or dividend distribution an amount equal to 233.33% of the amount payable to Management Corp. and if, for any reason, both payments cannot be made in full, then each payment shall be reduced pro rata to permit both payments to be made in proportion to the 70 - 30 ratio herein set forth. Any such fees earned but not paid may be deferred to a later date at the discretion of Management Corp.

            6.2 In the event that the quarterly payments of the Basic Management Fee, which are estimated for each of Wendcello's fiscal quarters, are greater or less than the annual fee computed for the entire fiscal year, as set forth in ss.6.1(a), above, the parties shall adjust the estimated payments to the actual annual fee based upon the audit report prepared pursuant to ss.9.1 within thirty
(30) days after the rendition of said report.

            6.3 Notwithstanding the foregoing, upon the sale or refinance of those assets presently or hereafter acquired by Wendcello and relating to the Business, PSIFSC shall be entitled to receive the first proceeds of such sale or refinance in the sum of Seven Hundred Fifty-One Thousand Five Hundred ($751,500.00) Dollars prior to the payment of any Incentive Management Fee to Management Corp. Thereafter, payment of the Incentive Management Fee to Management


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Corp. and payments to PSIFSC resulting therefrom shall continue in proportion to the 70 - 30 ratio set forth above.

                                   ARTICLE VII

                                   MANAGEMENT

            7.1 Subject to the right of PSIFSC and Wendcello's Board of Directors to make changes as provided, from time to time, in its By-Laws, Wendcello shall have the following officers and directors:

                  Harry Strang, President and Director

                  Alvin Lipoff, Executive Vice President,
                  Treasurer, Asst. Secretary and Director

                  Leonard Weiss, Vice President, Asst. Secretary and
                  Director

                  Jeffrey J. Coghlan, Asst. Secretary and Director

                  Kelly Grimes, Director

                                  ARTICLE VIII

                                NO JOINT VENTURE

            8.1 Nothing contained in this Agreement shall constitute, or shall be deemed to constitute, a partnership, agency, joint venture or other similar relationship as between Wendcello and Management Corp., and Management Corp.


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shall be deemed to be an independent contractor for purposes of this Agreement.

                                   ARTICLE IX

                        FISCAL YEAR AND FINANCIAL RECORDS

            9.1 Promptly after the end of each fiscal year, Wendcello shall cause the books and records of the Restaurants to be audited by an independent certified public accountant ("CPA") selected by its Board of Directors. Said CPA shall prepare and render his audit opinion with respect to the year-end balance sheet, profit and loss statement, statement of cash flows, and such related statements as Wendcello deems necessary. In addition, Management Corp. shall provide for Wendcello, no later than 30 days after the close of each quarter, quarterly unaudited financial statements for the three quarter annual periods ending May 31, August 30 and November 30, which will be used by PSI for its quarterly filings with the Securities and Exchange Commission.

            9.2 Wendcello's fiscal year shall end on February 28.

                                    ARTICLE X

                         PRE-TAX CASH FLOW; NET PROCEEDS


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            10.1 The term "Pre-tax cash flow generated from the operations of the Restaurants" as used herein shall mean the difference between all of the cash receipts of Wendcello (except receipts included in ss. 10.2 hereof) after deducting all of the cash expenditures of Wendcello whether or not expressly provided for herein (except for expenses included in ss. 10.2 hereof or income taxes paid by Wendcello). Franchise taxes or minimum taxes which are payable irrespective of the income of Wendcello shall not be included in the term "income taxes". Management fees of Management Corp. and compensation or distributions to PSIFSC under ss. 6.1 shall not be deducted as cash expenditures in determining pre-tax cash flow.

            10.2 The term "Pre-tax net proceeds resulting from the sale or refinancing of . . . assets" as used herein shall mean the difference between all cash receipts of Wendcello from such sale or refinancing less any such proceeds which are used to purchase similar or replacement assets or used to pay off obligations so refinanced as well as any expenses or costs incurred in connection with such sale or refinancing (except income taxes as defined in ss. 10.1 and the Management Fees or payments to PSI described in ss. 6.1).

            10.3 In the event of any dispute over the computation of the amounts defined in this Article X the parties


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shall use their best efforts to resolve the dispute in accordance with the terms and intent of this Agreement.

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.1 Bankruptcy. Wendcello and Management Corp. acknowledge and agree that in the event of a material adverse change in the value of the Restaurants, including, but not limited to, the filing by Wendcello or Management Corp., or either of them, of a petition under Chapters 7 or 11 of the U.S. Bankruptcy Code, the corporation so filing, upon such filing, shall be excused from further performance under this Agreement, unless Wendcello and Management Corp. specifically agree in writing to a continued operation as set forth in such new agreement, and such continued operation of the Restaurants and Business is in accordance with the Franchise Agreements and all applicable local, state and federal laws.

            11.2 Modification, Waivers, Agreement. The parties may, by mutual written agreement, make any modification or amendment of this Agreement. Failure to exercise any power given any party hereunder or to insist upon strict compliance by any other party shall not constitute a waiver of any party's right to demand exact compliance with the terms hereof.


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            11.3 Assignment. Neither party shall have the authority to assign its rights or obligations under this Agreement without the prior written consent of the other party.

            11.4 Burden and Benefit.

                  (a) This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of, the parties hereto and their respective successors and assigns.

                  (b) It is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist in favor of any person not a party to this Agreement, unless otherwise expressly set forth herein.

                  (c) Each of the parties hereby acknowledges that this Agreement does not intend to bind any shareholder, director, officer, employee, agent or Affiliate of the other party unless expressly provided, and each party expressly waives any claim it may have against any of the foregoing persons based upon any claim arising pursuant to this Agreement and the transactions contemplated hereby.


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            11.5 Expenses. Management Corp. agrees to pay $16,700. of the expenses incurred by Wendcello in connection with the purchase of the assets made contemporaneously herewith.

            11.6 Entire Agreement. This Agreement and any other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto, whether written or oral.

            11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (regardless of the laws of any other jurisdiction the State of New York may otherwise apply upon application of its conflicts of laws principles).

            11.8 Notices. Any notice, request, instruction or other document to be given hereunder by a party shall be in writing and delivered personally, by telecopier, or sent by overnight courier, next day delivery, receipt confirmed (e.g., Federal Express), or sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the parties at the addresses herein set forth and as follows:


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            If to Wendcello, with a copy to (the receipt of which shall not constitute notice):

                  Tanner Propp Fersko & Sterner
                  99 Park Avenue, 25th Floor
                  New York, New York  10016
                  Attn: Lester J. Tanner, Esq.

            If to Management Corp. with a copy to (the receipt of which shall not constitute notice):

                  Litman & Lehrhaupt
                  220 Fifth Avenue
                  Suite 1500
                  New York, New York  10001
                  Attn: Wayne R. Lehrhaupt, Esq.

            11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

            11.10 Severability of Provisions. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid,


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void or otherwise unenforceable provisions but are valid and enforceable and
(iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

            11.11 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

            11.12 Rights Cumulative. All rights, powers and privileges conferred hereunder upon the parties, unless otherwise provided, shall be cumulative and shall not be restricted to those given by law.

            11.13 Jurisdiction; Venue; Process; Trial By Jury. The parties to this Agreement agree that jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement to enforce this Agreements' terms or otherwise, shall exclusively lie in any federal or state court located in New York City, New York. By execution and delivery of this Agreement, the parties hereto irrevocably submit to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties hereto irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree that the


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mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court. THE PARTIES HERETO EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        WENDCELLO CORP.


                                        By /s/
                                           -----------------------------
                                           Alvin Lipoff,
                                           Executive Vice President

                                        CELLO MANAGEMENT CORP.


                                        By /s/
                                           -----------------------------
                                           Harry Strang, President


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